UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933

 For the fiscal year ended December 31, 2019

ERC Homebuilders 1, Inc.

(Exact name of issuer as specified in its charter)

Delaware	83-2362928
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2738 Falkenburg Road S. Riverview, Florida	33578
(Address of principal executive offices)	(Zip code)

(813) 621-5000

(Registrant’s telephone number, including area code)

Class A Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

On April 29, 2020, ERC Homebuilders 1, Inc. (the “company”) filed a Current Report on Form 1-U in which the company stated that it would not be able to meet the filing deadline of April 29, 2020, for its annual report on Form 1-K for the year ended December 31, 2019 due to circumstances related to COVID-19. As a result, the company took advantage of relief afforded under Rule 257(f) under the Securities Act to file its Form 1-K as soon as possible. The company had been unable to complete its audit because critical executives, staff and outside professionals have been absent due to the virus.

In this annual report, the term “ERC Homebuilders 1,” “we,” “us, “our” or “the company” refers to ERC Homebuilders 1, Inc., a Delaware corporation.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Item 1. Business

SUMMARY

ERC Homebuilders 1 was formed in 2018 and is intended to become a next generation wholesaler of build-for-rent (“Build-For-Rent”) single and two-family residences. As home ownership continues to drop and more Millennials, Gen-X’ers and Baby-Boomers want to rent, demand in the rental market for new units is increasing. There is a corresponding demand for such properties by institutional investors. The company plans to target this rising demand for single-family rental properties, and specifically the unmet demand of institutional buyers such as private equity firms, hedge funds and national rental operators by developing and wholesaling Build-For-Rent units, initially in its home state of Florida and expanding to other parts of the country from there.

The company will operate under the brand name ERC Homebuilders 1, Inc. and is a subsidiary of ERC Home Builders, Inc., (“ERC Parent”). ERC was incorporated in 2018 by the company’s principals, who jointly operated a home renovation and new-building company in Central Florida – ERC Homes, LLC. ERC Homebuilders 1 is currently the only operating subsidiary of ERC Parent and is focused on developing build-for-rent properties in the State of Florida.

The company was incorporated in Delaware on October 24, 2018 as ERC Home Builders South Florida, Inc. On February 19, 2019 the company changed its name to ERC Homebuilders 1, Inc. The company is not currently profitable.

Our plan to differentiate ourselves from competitors

The company’s principals have decades of real estate development experience and are responsible for over a billion dollars of successful development, construction and real estate management. The company plans to differentiate itself from other Build-For-Rent developers in a number of ways including by bundling 20+ Build-For-Rents in contiguous areas, which increases simplicity and redundancy and improves efficiency over piecemeal construction. We plan to enter into pre-sale agreements for the properties in bundles prior to the construction’s completion and we plan to add features called for by our buyer entities, which may include such items as Eco Living Options, remote security options, etc. No such pre-sale agreements have been entered into as of the date of this annual report.

THE COMPANY’S BUSINESS

Overview

ERC Homebuilders 1, was formed in 2018 and is intended to become a next generation wholesaler of build-for-rent, single family residences and is a subsidiary of ERC Homebuilders, Inc.. As home ownership continues to drop and more Millennials, Gen-X’ers and Baby-Boomers want to rent, demand in the rental market for new units is increasing. There is a corresponding demand for such properties by institutional investors. The company plans to target this rising demand for single-family rental properties, and specifically the unmet demand of institutional buyers such as private equity firms, hedge funds and national rental operators by developing and wholesaling Build-For-Rent units, initially in its home state of Florida and expanding to other parts of the country from there.

The company will operate under the brand name “ERC Homebuilders 1” and is a subsidiary of ERC Home Builders, Inc. (“ERC Parent”). ERC Parent was incorporated in 2018 as a successor entity to eRC Investment Properties, LLC which was created in 2011 to develop and operate real property in Florida, but which was not active until mid-2018. ERC Investment Properties LLC was activated in order to commence the build-for-rent program.

Principal Products and Services

The company’s primary business will be the development of land and construction of Build-For-Rent’s for resale to rental operator companies. It will function as a wholesaler of Build-For-Rent units by building and selling them in “mini-neighborhoods” of 20+ units. These groups of residences may be contiguous to each other or in fragmented groupings that are assembled within a certain geographic area. By packaging and selling 20+ unit bundles, the Company plans to meet the needs of large institutional investors and national rental operators who want a relatively easy, quick way to acquire more inventory of rental properties.

The company’s business activities will include:

•	Building lot acquisition from land developers, banks, home-owners, trusts & estates.

•	Independent appraisals to verify existing and completion value.

•	Comprehensive design/new construction.

•	Re-sale through major brokers and marketplaces such as SVN/SFRhub.

•	Development of modular home sites to allow for lower development cots and lower rents

The company will oversee independent general contractors for much of its construction (either on site or using modular units), all of whom will perform under fixed-price contracts. All such homes will be “affordable” with average square footage of 1,500, and typically with 3 bedrooms and 2 bathrooms. In Florida, target monthly rents that the company’s buyers will charge are estimated to range between $1,400 and $1,800.

Financing the Development of the Properties

The company intends to purchase the land for Phase I Construction with a combination of the following:

•	The proceeds from our Regulation A offering.

•	Funds advanced to ERC Homebuilders 1 by ERC Parent.

•	Mortgage financing provided by banks, private equity funds, lending-REITs and/or other financial institutions.

Sourcing the properties

The company has engaged various regional and national real estate brokerages to source potential sites. Management members have worked with various real estate brokerages since 2011, certain of which will refer land-sites to ERC Homebuilders 1. As of this date, various land-sites are being identified and studied for possible development, but no definitive acquisition agreements have been executed.

Property design, development and construction

Management members have worked with various design groups and are currently in discussion with certain of them relative to the types of homes, including module units that should be developed on different land-sites. Once land-sites are identified and proposed to Build-For-Rent buyers, design work will commence. Such design work will result in submissions to governmental authorities for building permits, and construction will then commence.

Sales of Properties

Under the direction of our board of directors, ERC Parent, will advise and guide the management of all of ERC Homebuilders 1’s property design, development, and all sale activities. ERC Homebuilders 1 will directly employ sales personnel. We aim to secure institutional buyers before we break ground on our developments.

Market Sector

Build-for-rent Properties

The 2008 financial crisis launched one of the largest distressed-buying opportunities in American history. By 2013, major institutional investors were buying homes through poorly disguised subsidiaries. Tens of thousands of homes built for homeowner sale were instead going into rental pools of regional and national rental operators.

As these large pools of undervalued homes began to disappear toward the end of the recession, institutional investors began searching around the country for new home product. Today, they have not abandoned their existing home acquisitions; however, they are showing acute interest in amassing large inventories of homes that carry with them the trait – “everything is new.” Build-For-Rents with new finishes and the latest appliances are in high demand, as are replacement properties for renters seeking to trade up.

Institutional investors prefer these new Build-For-Rents with standard builder warranty attributes that insulate them from significant operating expenses. With “new” homes, the rental operators can easily predict property taxes and property insurance as their primary, if not sole costs of operation.

Cultural and Generational Shifts in Housing

In addition to the post-recession impact on the Build-For-Rent market, there is an ongoing cultural/demographic shift impacting the affordable single-family residential sector in the US. There has been strong mid-level employment growth in Florida that has expanded the population and increased demand for rental properties in the company’s initial market.

More American families are renting homes now than ever before. .. This is a reversal from the Baby-Boomer generation that was dedicated to home ownership as a fundamental part of the “American Dream” between WWII and the end of the century. Baby-Boomers saw homes in the ‘70’s, ‘80’s and ‘90’s rapidly multiply in value. Those growth rates no longer exist in most US regions. Interestingly, many Baby-Boomers are also seeking rentals now.

Millennials in many cases don’t have the financial means to purchase a home. They also generally favor renting or leasing items instead of owning them as they are more focused on experiences than material goods. Furthermore, their joint family standard deduction on their annual tax returns of $24,000 competes with the itemized interest and property tax deductions for homes $400,000 or less in price. The lack of opportunity for capital appreciation and the loss of some of the tax deduction benefits are tipping the balance in the rent vs. buy equation.

Traditional garden apartments and townhomes have gotten expensive with rents approaching the $1,750 to $2,000 range in most growing Metropolitan Service Areas – especially in the top 20. More and more renters, particularly those who are starting families, are less interested in workout rooms, party rooms and large swimming pools. Instead they are interested in detached living in homes and can achieve that with little or no increase in monthly rental cost.

These demographic changes, cultural shifts and new tax laws have led to what the company believes is a “perfect storm” that is driving this 21st century rush into rental housing. In turn, this has stoked acute demand among institutional investors for Build-For-Rent’s and created large opportunities for the company’s offerings.

Market Segment Size and Growth

Single Family Rental homes are the Company’s target market. :

•        3.9 million new rental units are forecast for 2016-2020, of which 1.5 million are expected to be homes (Source: US Census and Green Street Advisors).

•        9.2% increase in home rental units from 2016-20.

•        Total target market is 17.2 million home rental units.

Much of this growth is being fueled by the under-supply of rental housing inventory. Purchases of Build For Rent homes to satisfy this demand are being driven by large scale orders and requests for proposals from institutional investors that continue to grow. Current estimates are in the hundreds of billions of dollars being invested in the single-family rental sector over the next five years.

Recent market data analysis from John Burns Real Estate Consulting on the single-family rental market analysis and forecast suggests that growth in the rental market remains strong:

Fundamentals across the single-family rental (Single Family Rental) sector stayed strong in the 4th quarter of 2018, and are expected to remain so in 2019. Factors fueling Single Family Rental demand include:

•	Solid job and income growth across almost all top Single Family Rental markets

•	Sluggish for-sale housing backdrop, with buyer hesitancy and affordability headwinds benefitting Single Family Rental

•	National occupancy rates hitting a 20-year high of 94% (with REITs even higher at 96%)

Nationally, Single Family Rental rents rose 3.3% year-over-year (YOY) in January 2019 per their Burns Single-family Rent IndexTM, relatively unchanged from 3.5% YOY in January 2018.

•	Strongest YOY rent growth: Jacksonville, Orlando, and Las Vegas (6%); Atlanta, Salt Lake City, and Phoenix (all roughly 5%)

•	Weakest YOY rent growth: Cincinnati (1%); Miami, Chicago, Raleigh-Durham, Houston, and Indianapolis (all below 3%)

Single Family Rental REITs recorded solid demand metrics again in the 4th quarter of 2018, with renewals up 4.7% YOY, new leases up 2.7%, and 96% stabilized occupancy. In addition, AMH recently reported 3.1% YOY same- store blended rent growth in January 2019, while INVH reported 4.3% in January 2019 and 4.7% in February 2019.

Home values continue to increase, albeit at a moderated pace. Nationally, home values rose 4.5% YOY in January 2019, down from 6.7% YOY in January 2018.

Strongest YOY price appreciation: Las Vegas (+11%), Atlanta and Salt Lake City (+9%) • Weakest YOY price appreciation: Chicago (+1.5%), Denver and Houston (+4%)

The report forecast 3% national Single Family Rental rent growth in 2019, driven mainly by a continued backdrop of healthy Single Family Rental supply/demand fundamentals, steady economy, and homeownership affordability headwinds. Acceleration in consumer preferences towards renting also support optimism around Single Family Rental.

The consultancy studied interest in homeownership and found that renters between the ages of 53–71 expressed the least interest in homeownership, with 42% of respondents reporting no interest in ever owning a home, up from 23% in 2016. Millenials and Gen-X members are also less interested in owning than in prior years according to their survey.

More specifically, the company’s initial target markets in Florida show Millennials wanting a space without having a lot of owner upkeep. Single lot, urban infill is trending along with “Villa Style” units. The first three quarters of 2018 experienced strong growth in a number of Metropolitan Service Areas:

•	Tampa, Jacksonville, Tallahassee, Orlando experienced 4% Blended Rate Change (BRC).

•	Ft. Lauderdale, W. Palm Beach, Charlotte and Raleigh-Cary saw 3–4% BRC.

In addition to looking at the overall numbers of Build-For-Rent’s and the regional growth percentages, it is instructive to look at the number of Build-For-Rent’s already under management at the large institutional investors seeking more inventory, including the following:

•	300,000 units: Blackstone, Colony and Invitation Homes.

•	250,000 units: American Homes 4 Rent, Progress Residential, Main Street Renewal, Tricon and Front Yard.

•	20,000 units: Amherst Residential.

Operations and Market Ecosystem

The company has been designed to be very flexible in its operations. It can ramp-up quickly to build out “mini neighborhoods” based on the funding tranches it receives. The company has already identified many good land opportunities in its area of focus in Florida and it is continually talking to potential executives about joining the management team.

Typical development for a 25-home neighborhood with all-in costs will be approximately $7M. The company can build these in approximately one year.

The company plans to start by developing 25+ unit neighborhoods. During its initial 12 months it plans on building 10+ new mini-neighborhoods. The plan is to presell these to institutional investors who will pay by percent completion as construction progresses.

There are five major components in the Company’s ecosystem:

•	Rental tenants are the ultimate consumers who rent these new Build-For-Rent’s. These are typically mid-level employees working at local and regional firms. Not all have college degrees, e.g.: FedEx / UPS drivers, IT workers, mid-level medical workers, retail managers, warehouse managers - not doctors and financial executives. Average age is 35 – 45, with household income averaging $125,000, married with 1-2 children seeking to live in a single-family residence.

•	Institutional investors are the company’s real customers. The buyers of Build-For-Rent units are private equity firms, hedge funds, REIT’s and national rental operators who want large volumes of new homes on contiguous land that they can easily market and manage. We believe that they are eager to buy these pre-packaged properties either directly or through brokers in high volumes from 20 -1000 properties.

•	SVN/SFRhub is an online marketplace / intermediary for buying and selling Build-For-Rents. It is part of the fifth largest commercial real estate broker in the US (formerly named Sperry Van Ness). SVN/SVRhub operates between the company and the institutional investors buying Build-For-Rent’s. They help match the needs of the institutional buyers with the various inventories coming from the company and other developers. They enable sellers to easily manage property listings for buyers to research, identify, underwrite and transact on investment portfolios that meet their criteria. The company expects that SVN/SFRhub will be the initial sales channel for the company to reach institutional Build-For-Rent buyers.

•	The company will buy parcels of land and build single family homes for the Build-For-Rent market. The company will then sell these Build-For-Rents directly to large institutional investors in groups of 20+ houses or indirectly through brokers and marketplaces like SVN/SFRhub. The company will package these Build-For-Rents into groups of contiguous parcels of land in order to facilitate high volume purchases that institutional investors seek. In most cases, larger packages of Build-For-Rents will be easier to sell than smaller ones and the larger the group of homes, the easier they are to sell and the more profitable they are.

•	Mortgage brokers and specialized lenders offer loans to developers/builders like the company in order to help finance new construction of these Build-For-Rents. Traditional banks and lending companies like Corevest Financial, Anchor Financial and others offer loans for a broad range of Build-For-Rent developers like ERC Homebuilders.

Distribution and Sales

SVN/SFRhub.com initially will be the main channel for selling the company’s homes to hedge funds, private equity firms and national rental operators. The company anticipates paying SVN/SFRhub between 1 and 1.5% marketplace fees/commissions. There may be occasional direct sales to national rental operators and direct selling could emerge as another major channel in the future.

Competition

There are numerous developers competing in the Build-For-Rent space: The Mungo Companies, Bernard Partnership, and T.W. Lewis have all been building Build-For-Rent’s for over a decade. Taylor Morrison is now entering the Build-For-Rent market. Big developers like Lennar and others are likely to pursue this market in time.

Some of the leaders in the company’s area are: NexMetro, AHV Communities, BB Living, Christopher Todd Communities and Camillo Homes. For more detail see this article on the Single Family Rental Industry.

The company will differentiate itself from these other Build-For-Rent developers in a number of ways. For example, adding Eco Living options will be a great rental tool. In addition to the environmentally friendly positioning that may appeal to renters, it also can lower their costs or allow landlords to increase rents. These could include low e-impact windows, ISO insulation, venting, etc. These can be achieved for as low as $5-8 per square foot and make the home more appealing.

The company anticipates the main competition with these companies will be focused on land acquisition. Construction costs are fairly consistent but bidding on parcels of land is likely the main battlefield where the company will encounter its key competition. To that end, the company will employ highly qualified land / entitlement / zoning executives to oversee these tasks.

Management Services from ERC Parent

ERC Homebuilders 1 has entered into a revised management services agreement with ERC Parent effective as of August 5, 2019 (the “Management Services Agreement”). Under that agreement, ERC Parent will provide management services to ERC Homebuilders 1. ERC Homebuilders 1 will pay ERC Parent a monthly management fee of 3.0% of “assets under development”. “Assets under development” is calculated as the total amount of development assets in process, which would include the total costs of land, development and entitlement costs, all construction costs, and contractor fees. The monthly fee for each quarter will be determined by the amount of assets under development determined for the most recently completed quarter. ERC Parent may suspend or defer the management fee in its discretion if such management fee would cause the company financial hardship or negative cash flow.

The initial term of the agreement is for ten years. Upon expiration of the agreement it will automatically renew for another two years. Either party can terminate the agreement provided 120 days written notice has been given to the other party. The agreement may also be terminated upon certain events of default, including material breaches of the agreement and also if one party files for bankruptcy or otherwise liquidates. In the event ERC Parent were to file for bankruptcy or otherwise liquidate, the company would have to seek another provider of management services or make arrangements for such services to be provided in-house, including the hiring of additional personnel. See “Risk Factors – If our manager, ERC Parent, were to file for bankruptcy or otherwise liquidate our results and operations could be negatively affected.”

The management team members of ERC Parent who will provide services to ERC Homebuilders 1 currently are Gerald Ellenburg, and Ryan Koenig, and Scott Smylie. The management team of the company consists of two of our three directors, Gerald Ellenburg,and Ryan Koenig. See “Interest of Management and Others in Certain Transactions — Relationship with ERC Parent” and “Risk Factors — Risks Related to Certain Conflicts of Interest.”

While the company intends to have sufficient equity to procure mortgages on its own, in some cases it may have to rely on guarantees from other entities, including ERC Parent. There are currently no arrangements for such guarantees from any party, and the Management Services Agreement does not commit ERC Parent to make any such guarantees if the company has insufficient equity. See, “Risk Factors — The company’s development and construction of the first Florida Build-For-Rent properties depends on its ability to obtain favorable mortgage financing and, in some cases, guarantees.”

Employees

The company currently has no employees. Currently, three employees at ERC Parent dedicate all of their time to the company and two employees at ERC Parent spend half of their time working on matters related to ERC Homebuilders 1.

Pursuant to the Management Services Agreement, ERC Parent intends to oversee the development and construction of the first Build-For-Rent single-family home project. During the initial year of development and as the development nears completion, the ERC Parent executives will commence hiring the full-time direct staff that ERC Homebuilder 1 will then employ.

Regulation

It is likely that the following licenses and permits will be required to operate our business, and additional permits and licenses may be required depending on location of specific developments. At this time, none of the licenses and/or permits have been acquired for any developments.

•	Construction permits.

•	County resale tax certificate.

•	“Doing Business As” certificates for applicable states.

•	Elevator and Fire department certifications, required annually.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

THE COMPANY’S PROPERTY

The company does not currently own property. However, the company is actively sourcing potential sites for its first location in Florida. The company believes it will purchase land by the middle or end of 2019.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Annual Report on Form 1-K. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of December 31, 2019.

Overview

ERC Homebuilders 1 is an early stage real estate development company devoted to the development and sale of a built-for rent properties in the Southeastern sector of the United States, specifically in the Florida market. The company will purchase the land and manage the zoning, entitlement, design, construction and operation of the planned developments.

The company anticipates that its revenues will come from the following activities:

•	Sale of Build-For-Rent real estate

•	Rental of Build-For-Rent real estate

The company will collect revenue upon sale of a property and recognize the revenue when the sale is made. Operating expenses currently consist of advertising and marketing expenses and general administrative expenses.

Results of Operations

For the fiscal years ended December 31, 2019 and 2018, we have had no operations and no revenues.

Total operating expenses for the year ended December 31, 2019 increase to $455,123 from $157,375. For the year ended December 31, 2019, the company incurred $422,588 in advertising and marketing costs and $32,535 in general and administrative costs. For the year ended December 31, 2018, the company incurred $31,250 in advertising and marketing costs and $126,125 in general and administrative costs. The increase in advertising and marketing costs primarily related to costs associated with the Regulation A campaign.

As a result of the foregoing, the company generated a net loss for the years ended December 31, 2019 and 2018 of $455,123 from $157,375, respectively.

Monthly Operating Expenses

ERC Homebuilders 1 is responsible for all of its monthly operating expenses.

All monthly expenses are reported quarterly. Monthly operating expenses include the following:

•	compensation to contractors,

•	expenses related to local marketing, promotion and public relations,

•	travel,

•	legal and accounting,

•	insurance and technology,

•	management fee.

Under the Management Services Agreement, the management fee will be 3% of asset under development as reference to the previous fiscal quarter, see “The Company’s Business – Management Services from ERC Parent.”

Liquidity and Capital Resources

As of December 31, 2019, the company’s cash on hand was $66. Currently, the company is not generating a profit. Accordingly, since inception ERC Homebuilders 1 has relied upon the cash advances from its current shareholder, ERC Parent, and management.   The company plans to continue to try to raise additional capital through additional offerings and mortgage financing. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

As of December 31, 2019, the company has not raised any money under its Regulation A offering. As of June 15, 2020, the company has raised approximately $119,000 in that offering.

Indebtedness

•	As of December 31, 2019, the company owes ERC Parent $1,003,941 for working capital to cover expenses and costs while preparing for the securities offering. The company received $193,594 from ERC Parent pursuant to a Promissory Note dated November 21, 2018.

Trends

Due to the COVID-19 pandemic, the company has revised some of its business plans. The company is now planning to include the use of modular homes in its development plans, to both increase the volume of units that the company will be able to development as well as to lower the costs of eventual rents.

The company believes that COVID-19 has sharpened renters’ desire and demand for separate living.

Item 3. Directors and Officers

The table below sets forth the directors of the company as of December 31, 2019.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director, Chairman and CEO	ERC Homebuilders 1, Inc.	71	November 8, 2018
Ryan Koenig	Director, President and COO	ERC Homebuilders 1, Inc.	42	November 8, 2018
Rod Turner	Director	ERC Homebuilders 1, Inc.	62	Dec 19, 2018

The table below sets forth the officers and directors of ERC Parent as of December 31, 2019.

Name	Position	Employer	Age	Term of Office (If indefinite give date of appointment)
Gerald Ellenburg	Director Chairman Chief Executive Officer	ERC Homebuilders, Inc.	71	November 8, 2018
Ryan Koenig	Director Chief Development Officer	ERC Homebuilders, Inc.	42	November 8, 2018
David A. Morris III	Consulting CFO	ERC Homebuilders , Inc.	60	November 8, 2018
Scott Smylie	General Counsel	ERC Homebuilders, Inc.	44	December 1, 2018

Gerald Ellenburg

Gerald Ellenburg (“Jerry”) is the Chairman and Chief Executive Officer of ERC Parent since August 2016. Jerry also serves as the Chairman and Chief Executive Officer of KGEM Golf, Inc. since October 2018. Jerry has a total of 35 years of experience in the following areas:

•	real estate ownership,

•	management and the financing of multi-family properties and

•	management of over $750 million in debt and equity financings.

This includes Jerry’s work with Ryan Koenig at ERC Homes, LLC. They worked together at ERC Homes, LLC from 2011 until the present time. ERC Homes is a home renovation and new-construction development company that developed approximately 175 homes during this time-period. The primary activity of ERC Homes was the acquisition and renovation of bank-foreclosed single-family residences.

Jerry graduated from the University of California, Berkeley in 1971, and is a California-licensed CPA (inactive).

Ryan Koenig

Ryan Koenig is the President and Chief Operating Officer of ERC Homebuilders, Inc., a position he has held since December 2018. He is also Director and the Chief Development Officer of KGEM since August 2016. From March 2011 until the present, he has been the Chief Development Officer at eResidential and Commercial LLC (ERC Homes), where he worked with Jerry Ellenburg. Ryan has over 20 years of experience in real estate development and construction with the following companies: Wood Partners Camden Properties, Turner Construction and Zaremba Development. Ryan has overseen approximately $500 million in completed construction projects.

David A. Morris III

David Morris is the Consulting Chief Financial Officer at ERC Homebuilders, Inc. since March 2011 until present. David was also the Consulting Chief Financial Officer of KGEM since August 2016. David has over 30 years of experience in finance and financial forensics. During his tenure at ERC Parent, David will oversee the following:

•	tax planning,

•	compliance,

•	accounting,

•	audit,

•	forecasts and

•	investment analysis.

David’s’ career has included the Vice-Presidency of Finance at Belz Enterprises, a large real estate development and management company from. David graduated from the University of Wisconsin, La Crosse, in 1980 and is a Tennessee-licensed CPA.

Rod Turner

Rod Turner is the founder and CEO of Manhattan Street Capital, since April 2015. Rod was a senior executive at Symantec from Jan 1985 to March 1993 and has played a key role in building successful companies including Symantec/Norton (SYMC), Ashton-Tate (TATE), MicroPort and Knowledge Adventure Rod co-founded Irvine Ventures in 1999

Scott Smylie

Scott Smylie is the General Counsel and Secretary of ERC Parent and the Secretary of ERC Homebuilders 1, Inc. since December 2018. Previously, Scott practiced law in Florida at Monica L Sierra PLLC (May 2018 – November 2018), Meridian Partners in Florida (September 2016 – May 2018), and Bivins & Hemenway PA in Florida (May 2012 – June 2015). During Scott’s tenure he represented real estate developers, lenders, landlords and tenants, and business entities in a variety of corporate and real estate related transactions. Scott graduated cum laude in 2003 from the University of Florida’s School of Law with a Juris Doctor, and also earned a Master’s of Science in Real Estate from the University of Florida’s School of Business that same year. . As of March 2020, Scott Smylie is Consulting Legal Counsel and is no longer a full-time employee

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company did not pay any of its officers or directors a salary through December 31, 2019.

In the future, the company will have to pay its officers, directors and other employees, which will impact the company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The company may choose to establish an equity compensation plan for its management and other employees in the future. Further, as the company grows, the company intends to add additional executives, including but not limited to, a General Manager and other vice presidents for operations, finance and administration.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets out, as of December 31, 2019, ERC Homebuilders 1 voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	ERC Home Builders, Inc. 2738 Falkenburg Road South, Riverview, FL 33578	16,000,000	N/A	100%

There are currently no outstanding shares of our Class A Common Stock and Class A Preferred Stock.

The following table sets out, as of December 31, 2019, ERC Parent’s voting securities that are owned by our executive officers,  directors and other persons holding more than 10% of ERC Parent’s voting securities.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	Gerald Ellenburg	13,975,000	N/A	26.46%

	Ryan Koenig	13,975,000	N/A	26.46%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o ERC Homebuilders, Inc. 2738 Falkenburg Road South, Riverview, FL 33578

Item 5. Interest of Management and Others in Certain Transactions

Relationship with ERC Parent

The company has received working capital to cover expenses and costs while preparing for the securities offering from ERC Parent in the amount of $1,003,941 as of December 31, 2019. The balance of these covered costs is recorded as a liability of the company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Liquidity and Capital Resources – Indebtedness.”

The company has issued 16,000,000 shares of Class B Common Stock to ERC Parent, at par, in exchange for $160.

Management Services Agreement

The company has entered into a Management Services Agreement with ERC Parent. Pursuant to this agreement, ERC Parent provides services to ERC Homebuilders 1 including:

•	Supervision the operations of ERC Homebuilders 1, and

•	Management of all necessary negotiations relating to the business, personnel, etc.

In return for the aforementioned services ERC Homebuilders 1 has agreed to pay ERC Parent a monthly management fee of 3.0% of the assets under development. The initial term of the agreement is for ten years. See “The Company’s Business – Management Services from ERC Parent”.

Some of the parties involved with the operation and management of the company, including two of our three directors, Gerald Ellenburg and Ryan Koenig, are also officers and directors in ERC Parent. These persons have legal obligations with respect to ERC Parent that are similar to their obligations to us.

Relationship with KGEM Golf, Inc.

Some of the parties involved with the operation and management of the company, including Gerald Ellenburg, Rod Turner and David Morris, Ryan Koenig, Scott Smylie, have other relationships that may create disincentives to act in the best interest of the company and its investors. These parties are also involved with KGEM Golf, Inc. in similar capacities. While the Company will not be competing for the same real estate interests as KGEM Golf, Inc., there is no guarantee that these conflicts may inhibit or interfere with the sound and profitable operation of the company.

Relationship with Manhattan Street Capital

One of our directors, Rod Turner, is also the CEO of Manhattan Street Capital (“MSC”). MSC is listing our Regulation A offering on its platform. Further, company has entered into an agreement with MSC, the MSC Agreement, which includes project manager, technology and administrative services,

The following costs are outlined in the MSC Agreement:

•	A technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account.

•	A cashless 10 year warrant to purchase 100 shares of ERC Parent common stock for $0.25 per share, per investor escrow account, the warrant calculations shall be capped at a maximum of 20,000 investors.

•	AML check fees between $2 and $6 per investor. AML fees will be dependent on the location of the investor.

•	A technology license fee of $300 per month.

•	Any applicable fees for fund transfers (ACH $2, check $5, debit card fees of $0.35 + 3% as charged by debit card processor, wire $15 or $35 for international fund transfers).

This agreement supersedes an agreement between ERC Parent and MSC dated July 15, 2018.  ERC Homebuilders 1 will reimburse ERC Parent $62,500 for its portion of the fee paid to MSC under that agreement.  That amount is included in a promissory note dated November 10, 2018.  In addition pursuant to that agreement, MSC received a 10-year warrant, to purchase shares of ERC Parent common stock with an exercise price of $0.25 per shares. The portion of the warrant attributable to our company is the right to purchase 270,000 shares.

As of December 31, 2019,  the company has paid MSC $166,608 under the MSC Agreement.

The company intends to pay the remaining cash fees from the proceeds of the offering. To the extent any future fees are paid by ERC Parent, ERC Homebuilders 1 will reimburse ERC Parent for its portion of the fee to MSC in accordance with the Management Services Agreement. All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the offering.

ERC Parent has also entered into an agreement with MSC. This agreement dated March 15, 2019 provides for project management services and technology services related to a Regulation D Offering for ERC Parent.

Item 6. Other Information

None.

Item 7. Financial Statements

ERC Homebuilders 1, Inc.

(a Delaware corporation)

f/k/a ERC Home Builders South Florida, Inc.

Audited Financial Statements

For the calendar year of 2019 and

for the inception period of October 24, 2018 through December 31, 2018

Financial Statements

ERC Homebuilders 1, Inc.

INDEPENDENT AUDITOR’S REPORT

June 12, 2020

To:	Board of Directors, ERC Homebuilders 1, Inc.
Attn: Gerald D. Ellenburg,

Re:	2019-2018 Financial Statement Audit

We have audited the accompanying financial statements of ERC Homebuilders 1, Inc. (f/k/a ERC Home Builders South Florida, Inc.) (a corporation organized in Delaware) (the “Company”), which comprise the balance sheet as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity/deficit, and cash flows for the calendar year of 2019 and for the period of October 24, 2018 (inception) and ending December 31, 2018, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholders’ equity/deficit and its cash flows for the calendar year 2019 and for the period October 24, 2018 (inception) through December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group, LLC

Aurora, Colorado

ERC HOMEBUILDERS 1, INC.

BALANCE SHEETS

As of December 31, 2019 and 2018

See accompanying Auditor’s Report and Notes to these Statements

	2019	2018
ASSETS

Current Assets:
Cash and cash equivalents	$66	$160
Deferred offering costs	391,537	12,500
Total Current Assets	391,603	12,660

Property, Plant and Equipment, net	NONE	NONE

TOTAL ASSETS	391,603	$12,660

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Current Liabilities:
Advances from parent entity	$1,003,941	$169,875
Total Current Liabilities	1,003,941	169,875

Non-current Liabilities:
None	0	0

TOTAL LIABILITIES	1,003,941	169,875

Shareholders’ Equity:
Class A Common Stock, 134,000,000 shares authorized, $0.00001 par, 0 shares issued and outstanding	0	0
Class B Common Stock, 16,000,000 shares authorized, $0.00001 par, 16,000,000 shares issued and outstanding	160	160
Preferred Stock, 50,000,000 shares authorized, 0 shares issued and outstanding	0	0
Retained earnings, net of distributions	(612,498)	(157,375)
Total Stockholder’s Equity	(612,338)	(157,215)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	391,603	$12,660

ERC HOMEBUILDERS 1, INC.

STATEMENT OF OPERATIONS

For the calendar year 2019 and for the period of October 24, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

	2019	2018
Revenues	$0	$0
Cost of revenues	0	0
Gross Profit (Loss)	0	0

Operating Expenses:
Advertising and marketing	422,588	31,250
General and administrative	32,535	126,125
Total Operating Expenses	455,123	133,750

Operating loss	(455,123)	(157,375)

Provision for Income Taxes	0	0

Net loss	$(455,123)	$(157,375)

ERC HOMEBUILDERS 1, INC.

STATEMENT OF STOCKHOLDER’S EQUITY/DEFICIT

For the calendar year 2019 and for the period of October 24, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

	Class B Common Stock
	Shares	Value	Accumulated Earnings/Deficit	Total Stockholder’s Equity (Deficit)
As of October 24, 2018 (inception)	0	$0	$0	$0

Initial Share Issuance	16,000,000	160		160

Net Loss			(157,375)	(157,375)

Balance as of December 31, 2018	16,000,000	160	(157,375)	(157,215)

Net Loss			(455,123)	(455,123)

Balance as of December 31, 2019	16,000,000	$160	$(612,498)	$(612,338)

ERC HOMEBUILDERS 1, INC.

STATEMENT OF CASH FLOWS

For the period of October 24, 2018 (inception) to December 31, 2018

See accompanying Auditor’s Report and Notes to these Statements

	2019	2018
Cash Flows from Operating Activities
Net Income	$(455,123)	$(157,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
None	0	0
Net Cash Used in Operating Activities	(455,123)	(157,375)

Cash Flows from Investing Activities
None
Net Cash Used in Investing Activities	0	0

Cash Flows from Financing Activities
Advances from parent entity	834,066	169,875
Costs of the offering	(379,037)	(12,500)
Issuance of shares	0	160
Net Cash Provided by Financing Activities	455,029	157,535

Net Change In Cash and Cash Equivalents	(94)	160

Cash and Cash Equivalents at Beginning of Period	160	0
Cash and Cash Equivalents at End of Period	$66	$160

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0	$0
Cash paid for income taxes	0	0

ERC HOMEBUILDERS 1, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019
See accompanying Auditors’ Report

NOTE 1 - NATURE OF OPERATIONS

ERC Homebuilders 1, Inc. (f/k/a Home Builders South Florida, Inc.) (which may be referred to as the “Company,” “we,” “us,” or “our”) is an early stage company devoted to the development of residential real estate in the south Florida area of the United States.

The Company incorporated in 2018 in the state of Delaware.

Since Inception, the Company has relied on advances from affiliates to fund its operations. As of December 31, 2019, the Company had little working capital and will likely incur losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note below). During the next 12 months, the Company intends to fund its operations with funding from a securities offering campaign (see Note below) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company has adopted December 31 as the year end for reporting purposes.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2019, the Company is operating as a going concern.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of currency held in the Company’s checking account. As of December 31, 2019, the Company had $66 in a corporate checking account.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced significant write-downs in its accounts receivable balances. As of December 31, 2019, the Company did not have any outstanding accounts receivable.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets. As of December 31, 2019, the Company had recorded no depreciation.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2019, the Company had no fixed assets.

Deferred Offering Costs

The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively. As of December 31, 2018, the Company had recorded a balance of deferred offering costs of $12,500. In 2019, the Company spent an additional $379,037 on legal, share sale, broker licensing and other costs associated with its anticipated offering. The balance of deferred offering costs as of December 31, 2019 is $391,537. The Company remains optimistic that the offering will be successful.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, cryptocurrency valuation and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized.

The Company is taxed as a C Corporation for federal and state income tax purposes. As the Company has recently been formed, no material tax provision exists as of the balance sheet date.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2019, the unrecognized tax benefits accrual was zero.

The Company is current with its foreign, US federal and state income tax filing obligations and is not currently under examination from any taxing authority.

Revenue Recognition

In 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, as of inception. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Since inception, the Company has not yet recognized any revenue.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Organizational Costs

In accordance with GAAP, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In August 2016, FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230).” ASU 2016-15 provides classification guidance for certain cash receipts and cash payments including payment of debt extinguishment costs, settlement of zero-coupon debt instruments, insurance claim payments and distributions from equity method investees. The standard is effective on January 1, 2018, with early adoption permitted. The Company is currently in the process of evaluating the impact the adoption will have on its financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – INCOME TAX PROVISION

As described above, the Company was recently formed and has only incurred costs of its start-up operations and capital raising. As such, no material tax provision yet exists.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

Company is not currently involved with and does not know of any pending or threatening litigation against the Company or founders.

NOTE 5 – COMMON EQUITY

The Company has issued 16,000,000 shares of Class B Common Stock to its parent company, at par, in exchange for $160.  The Company has authorized 134,000,000 shares of Class A Common Stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Class A Preferred Stock which is convertible into Class A Common Stock.  None of the Class A Common Stock or the Preferred Stock have been issued.  The company intends to offer and sell the 8,333,333 shares of Class A Preferred Stock as part of a Regulation A offering (discussed more below).

Class A Common stockholders are entitled to a single vote per share and have equal dividend and liquidation preferences as Class B Common stockholders. Class B Common stockholders have five votes per share and shares of Class B Common Stock can be converted into shares of Class A Common Stock at the option of the holder. Class A Preferred stockholders are entitled to a single vote per share and to an 8 percent annual dividend, which will accrue if funds are not legally available to distribute, in addition to a liquidation preference. Shares of Class A Preferred Stock can be converted into shares of Class A Common Stock at the option of the holder and shares will automatically converted in the event of a qualified public offering, as defined in the Amended and Restated Certificate of Incorporation.

NOTE 6 – RELATED PARY TRANSACTIONS

The Company has received working capital to cover expenses and costs while preparing for the securities offering from an affiliate in the amount of $1,003,941 and $169,875 as of December 31, 2019 and 2018, respectively. The balance of these covered costs is recorded as a liability of the Company. The Company has formalized some of these borrowings, but expects to repay all of these amounts whether a formal promissory note exists or not.

As these are agreements between related parties, there is no guarantee that these rates or costs are commensurate with an arm’s-length arrangement.

NOTE 7 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2018 and has limited operating history. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 9) and achieve and sustain profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 8 – SUBSEQUENT EVENTS

Securities Offering

The Company is continuing a securities offering started in 2019 where we are offering up to 8,333,333 shares of Class A Preferred Stock in a securities offering planned to be exempt from SEC registration under Regulation A, tier 2. The Company has engaged with various advisors and other professionals to facilitate the offering who are being paid customary fees and equity interests for their work. This offering is conditional upon the qualification of the offering by the US Securities and Exchange Commission.

Management’s Evaluation

Management has evaluated subsequent events through June 12, 2020, the date the restated financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the restated financial statements.

Item 8: Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference, as indicated below.

2.1	Amendment to the Amended and Restated Certificate of Incorporation (1)
2.2	Amended and Restated Certificate of Incorporation (2)
2.3	Bylaws (3)
4	Form of Subscription Agreement (4)
6.1	Reg A+ Engagement Agreement between Manhattan Street Capital and ERC Homebuilders 1, Inc. dated July 15, 2019 (5)
6.2	Management Services Agreement between ERC Homebuilders 1, Inc. and ERC Homebuilders, Inc. effective as of August 5, 2019 (6)
6.3	Promissory Note with ERC Homebuilders, Inc. dated November 10, 2018 reimbursement due on or before December 31, 2019, with annual interest of 3% (7)
6.4	Dalmore Group LLC Broker-Dealer Agreement and Interface Proposal dated July 12, 2019 (8)
8	Escrow Services Agreement (9)

(1) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-1.htm
(2) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-2.htm
(3) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex2-3.htm
(4) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419034715/tv524914_ex4.htm
(5) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419040711/tv527920_ex6-1.htm

(6) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000110465919067789/tv533523_ex6-2.htm

(7) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at,  https://www.sec.gov/Archives/edgar/data/1772602/000114420419019539/tv518235_ex6-3.htm

(8) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000110465919067789/tv533523_ex6-4.htm
(9) Filed as an exhibit to the ERC Homebuilders 1, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10987) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1772602/000114420419034715/tv524914_ex8.htm

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Riverview, State of Florida, on June 15, 2020.

ERC Homebuilders 1, Inc.

/s/ Gerald Ellenburg

By Gerald Ellenburg
CEO of ERC Homebuilders 1, Inc.

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

s/ Gerald Ellenburg

Gerald Ellenburg, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director

Date: June 15, 2020

/s/ Ryan Koenig
Ryan Koenig, Director
Date: June 15, 2020

/s/ Rod Turner
Rod Turner, Director
Date: June 15, 2020